AURORA PLATINUM SHAREHOLDERS and COURT

APPROVE PLAN OF ARRANGEMENT

TORONTO, ONTARIO— June 23, 2005, FNX Mining Company Inc. (“FNX”) is pleased to report that the previously announced acquisition of Aurora Platinum Corp. (“Aurora”) by FNX by plan of arrangement received approval at the annual and special meeting of shareholders of Aurora on June 20, 2005 and by the Supreme Court of British Columbia on June 22, 2005.  Holders of common shares of Aurora voted 83% in favour of the arrangement resolution and there were no dissenting shareholders.  The transaction is expected to close as of July 1, 2005 and is subject to customary closing conditions.

As the share exchange ratio has now been set at approximately 0.1918 common shares of FNX for each common share of Aurora, on completion of the transaction, FNX will issue approximately 4,270,803 common shares to acquire all of the 22,266,414 issued and outstanding shares of Aurora.  Aurora shareholders will receive a letter of transmittal providing instructions on how to exchange their shares pursuant to the arrangement.

FNX has agreed to transfer to Dynatec Corporation (“Dynatec”) an indirect 50% interest in Aurora immediately following the acquisition in exchange for 7,716,594 common shares of Dynatec and $12,246,528 in cash.

Forward-looking Statement

This press release contains certain forward-looking statements.  These forward-looking statements are subject to a variety of risks and uncertainties beyond the company’s ability to control or predict, which could cause actual events or results to differ materially from those anticipated in such forward-looking statements. In this news release, predictions about the Plan of Arrangement being approved and finalized are forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements.

For further information, please contact:

FNX Mining Company Inc.

FNX Website - www.fnxmining.com

David Constable, Vice President, Investor Relations and Corporate Affairs

Telephone: 416-628-5938, Fax: 416-360-0550, Email: dwconstable@fnxmining.com